Exhibit 99.1

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AND

SEVERANCE PROTECTION AGREEMENT

This AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AND SEVERANCE PROTECTION AGREEMENT (the “Amendment”) is made and entered into as of the 14th day of April, 2022, by and between CROWN CRAFTS, INC., a Delaware corporation (the “Company”), and E. RANDALL CHESTNUT, an individual resident of the State of South Carolina (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive have entered into that certain: (a) Employment Agreement, dated July 23, 2001, as amended by that certain First Amendment to Employment Agreement, dated as of November 6, 2008; and (b) Amended and Restated Severance Protection Agreement, dated as of April 20, 2004, as amended by that certain First Amendment to Amended and Restated Severance Protection Agreement, dated as of November 6, 2008 (together, the “Original Agreements”);

WHEREAS, the Company and the Executive have entered into the Amended and Restated Employment and Severance Protection Agreement, dated as of December 16, 2020 (the “Agreement”), to amend the Original Agreements and to facilitate the transition of the management of the Company;

WHEREAS, in connection with such transition, the Board of Directors of the Company appointed Olivia Elliott as President and Chief Operating Officer, effective January 4, 2021, and appointed Olivia Elliott as President and Chief Executive Officer, effective March 1, 2022;

WHEREAS, the Company and the Executive wish to amend the Agreement as provided herein in furtherance of the transition of management of the Company and the Executive’s retirement from the Company; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

1.

Executive’s Retirement. The Executive and the Company hereby acknowledge and agree that the Executive shall retire from the Company as of May 1, 2022, and, in connection therewith, the Executive hereby resigns his position as a director of the Company and all other positions he holds with the Company and its subsidiaries, effective May 1, 2022. The Executive acknowledges that the Company has provided to him the disclosures that the Company is making on Form 8-K in connection with his resignation, and the Executive agrees with such disclosures. The Company and the Executive agree that effective May 1, 2022, the Executive will no longer be an employee of the Company.

2.

Remaining Payments. In connection with the Executive’s retirement as set forth herein, and in lieu of any other payments, compensation or benefits that the Executive would be entitled to receive pursuant to the Agreement or otherwise (including, without limitation, pursuant to Section 5 of the Agreement) relating to his employment with the Company, the Company agrees as follows:

(a)    The Executive shall continue to receive the payments he is currently receiving from the Company pursuant to Section 3 of the Agreement through May 1, 2022;

(b)    The Company will pay to the Executive $155,692.15 in a lump sum payment no later than May 2, 2022 (subject to any required payroll and withholding tax obligations), which payment shall be in lieu of compensation and benefits that the Executive would otherwise have been entitled to receive through April 2, 2023; and

(c)    The Executive’s grant of 8,033 shares of restricted stock dated August 11, 2021, shall become vested at the end of the Term on May 1, 2022, and accrued but unpaid dividends with respect to such shares will be paid to the Executive within three (3) days thereof. In accordance with the provisions of Section 7(a)(ii) of the Restricted Stock Award Certificate with respect to such shares, Executive authorizes, and the Company shall, withhold shares to satisfy any tax withholding obligations in connection with the vesting of such shares.

3.	Amendments to Agreement. In furtherance of the foregoing, Sections 1, 2.2(b), 2.3 and 3.1 of the Agreement are each hereby amended by deleting “April 2, 2023” and replacing it with “May 1, 2022”.

4.

Restrictive Covenants. Executive and the Company acknowledge and agree that the restrictive covenants set forth in Section 6 of the Agreement remain in full force and effect except that the Restricted Period is hereby amended by deleting Section 6.2(c)(vi) of the Agreement and replacing it with the following: “Restricted Period” means a period of time that is one (1) year following the expiration of the Term on May 1, 2022.

5.	Miscellaneous.

(a)         Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

(b)         Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(c)         Legal Fees. The Company shall pay the reasonable legal fees of the Executive in connection with this Amendment.

(d)         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(e)         Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned thereunto duly authorized as of the date first written above.

CROWN CRAFTS, INC. By: /s/ Olivia Elliott Name: Olivia Elliott Title: President & CEO /s/ E. Randall Chestnut E. RANDALL CHESTNUT

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